Exhibit 99.1

LANTRONIX APPOINTS BRIAN CAMPBELL SENIOR VICE PRESIDENT
OF OPERATIONS

IRVINE, Calif., September 5, 2006 -- Lantronix, Inc. (NasdaqCM:LTRX), a leader in device networking and data center management technologies, today announced its appointment of Brian Campbell as Senior Vice President of Operations. Campbell will be responsible for product availability, warehouse operations, procurement, contract manufacturing, new product introduction, test engineering and quality.

Campbell joins Lantronix with 18 years experience in operations, materials, and program and product management for high volume off-shore manufacturing of complex electronics devices. Most recently, as vice president of materials for Western Digital Corporation, Campbell managed world-wide electronics supply for the company’s four billion dollar hard drive business including off-shore contract manufacturing for Western Digital’s branded products.

President and Chief Executive Officer Marc Nussbaum commented, "Brian brings a depth of experience in areas that will become increasingly important to Lantronix as our volumes ramp and our engagements with large OEMs deepen. He has a track record as an aggressive, hard-charging, hands-on leader, and these skills will be invaluable as we take Lantronix to the next level.”

"I am excited about the opportunity represented by this newly emerging device networking market,” said Brian Campbell. “As Lantronix grows, ramping to global demand, building relationships with key supplier partners, managing costs, and driving continuous improvement of quality and faster time-to-market will be crucial. I look forward to running operations and the Company’s supply chain to meet the challenges and new opportunities we will face in the coming years.”

About Lantronix

Lantronix, Inc. (NasdaqCM:LTRX) provides technology solutions that deliver Net Intelligence™, helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements regarding acceleration of the device networking market and continued leadership of Lantronix. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to the market for the Company's products and execution in these markets. For a more detailed discussion of these and other risks and uncertainties, see the company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Lantronix, Inc.
Jim Kerrigan, CFO
(949) 453-3990

The Piacente Group
Investor Relations
Brandi Piacente
(212) 481-2050
brandi@tpg-ir.com